EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-71421-00) of Knight Capital Group, Inc. of our report dated March 15, 2005, except for the restatement described in Notes 2, 11, 12, 14, 16, 20 and 21 as to which the date is August 8, 2005, relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

PricewaterhouseCoopers LLP

New York, New York

August 8, 2005